Private & Confidential
18 June 2013

Adept Technology GmbH und / and Joachim Melis
ABWICKLUNGSVERTRAG SEPARATION AGREEMENT

ABWICKLUNGSVERTRAG	SEPARATION AGREEMENT
ZWISCHEN	BETWEEN
(1) Adept Technology GmbH, Otto-Hahn-Str. 23, 44227 Dortmund ("Gesellschaft") und	(1) Adept Technology GmbH, Otto-Hahn-Str. 23, 44227 Dortmund ("Company") and
(2) Joachim Melis, Horstmarer Str. 51, 44532 Lünen ("Geschäftsführer")	(2) Joachim Melis, Horstmarer Str. 51, 44532 Lünen ("Managing Director")
1.    VORBEMERKUNGEN
Der Geschäftsführer hat seinen mit der Gesellschaft abgeschlossenen Geschäftsführer-Dienstvertrag vom 22. November 2005 („Dienstvertrag“) mit Wirkung zum 30. September 2013 gekündigt. Außerdem hat er seinen - derzeit ruhenden - Arbeitsvertrag mit der Gesellschaft vom 7. September 1990 („Arbeitsvertrag“) ebenfalls mit Wirkung zum 30. September 2013 gekündigt. Die Parteien sind übereingekommen, die Beendigung ihrer Vertragsbeziehung einvernehmlich zu regeln.
Dies vorausgeschickt, vereinbaren die Parteien Folgendes:

2.    VERTRAGSBEENDIGUNG

1.    RECITALS
The Managing Director terminated his managing director’s service contract dated 22 November 2005 („MD Contract“) effective on 30 September 2013. Additionally, he terminated his - currently inactive - employment contract with the Company dated 7 September 1990 (“Employment Contract”) also effective on 30 September 2013. The Parties intend to agree on the termination of their contractual relationship amicably.

Therefore, the Parties agree as follows:

2.    TERMINATION

2.1    Die Parteien sind sich darüber einig, dass der zwischen ihnen bestehenden Dienstvertrag, einschließlich aller Zusatzvereinbarungen, Nachträge und Ergänzungen, im gegenseitigen Einvernehmen zum 31. Juli 2013 ("Beendigungstermin") enden wird.
2.1. The Parties agree that the MD Contract, including any supplemental agreements, addenda and amendments, will end by mutual consent on 31 July 2013 ("Termination Date").
2.2    Der Arbeitsvertrag sowie jedes etwaige sonstige Arbeits- oder Dienstverhältnis mit der Gesellschaft oder mit einem im Sinne von § 15 AktG mit der Gesellschaft verbundenen Unternehmen („Verbundenes Unternehmen“) werden mit sofortiger Wirkung aufgehoben.

2.2.    The Employment Contract as well as any other employment or service relationship with the Company or an affiliated company in the meaning of section 15 German Stock Corporation Act ("Affiliated Company") shall end with immediate effect.

3. AMTSNIEDERLEGUNG	3. RESIGNATION FROM OFFICE
3.1    Der Geschäftsführer hat bereits Erklärungen über die Niederlegung seiner Ämter und Positionen bei der Gesellschaft, der Adept Technology, Inc., der Adept Technology France SARL und der Adept Technology Denmark A/S unterzeichnet.

3.1.    The Managing Director signed resignation letters with regard to the resignation from his offices as Managing Director of the Company, Adept Technology, Inc., Adept Technology France SARL and Adept Technology Denmark A/S.

3.2    Der Geschäftsführer verpflichtet sich außerdem, gegenüber der Gesellschaft und Verbundenen Unternehmen sowie Dritten alle weiteren, etwa nach der Rechtsordnung des jeweiligen Landes erforderlichen oder nützlichen Erklärungen zur Niederlegung seiner Ämter und Positionen abzugeben und an allen hierzu erforderlichen oder nützlichen Rechtshandlungen mitzuwirken.

3.2.    Furthermore, the Managing Director is obliged to provide the Company and the Affiliated Companies as well as any third party with any additional statements to resign from his appointments/offices which are required or useful according to the jurisdiction of the respective country and to co-operate with regard to any required or useful legal action in this regard.

4. URLAUB	4. HOLIDAY
Die Parteien sind sich einig, dass der Geschäftsführer zum Zeitpunkt der Unterzeichnung dieses Vertrags noch einen Urlaubsanspruch von 17,5 Urlaubstagen hat. Dieser Urlaub wird dem Geschäftsführer im Zeitraum vom 8. Juli 2013 bis zum Beendigungstermin gewährt.

The Parties agree that the Managing Director has a remaining holiday entitlement of 17.5 days on the day of the execution of this Agreement. This holiday shall be granted to and taken by the Managing Director in the period from 8 July 2013 until Termination Date.

5. VERGÜTUNG	5. REMUNERATION
5.1    Die Gesellschaft wird das monatliche Grundgehalt des Geschäftsführers in Höhe von EUR 13.076,92 brutto für die Monate Juni 2013 und Juli 2013 ordnungsgemäß abrechnen und die sich ergebenden Nettobeträge an den Geschäftsführer auszahlen. Außerdem erhält der Geschäftsführer als Gehaltsnachzahlung für den Zeitraum Oktober bis Dezember 2012 einen einmaligen Betrag in Höhe von insgesamt EUR 3.923,00 brutto sowie eine zeitanteilige 13. Rate des Monatsgehalts in Höhe von EUR 7.628,20 brutto. Die Gehaltsnachzahlung und die zeitanteilige 13. Rate des Monatsgehalts sind zum Beendigungstermin fällig.

5.1.    The Company shall duly settle the monthly base gross salary in the amount of EUR 13,076.92 gross for June 2013 and July 2013 and shall pay the resulting net amounts to the Managing Director. Additionally, the Managing Director is entitled to a one-time payment of salary arrears for the period October - December 2012 in the amount of in total EUR 3,923.00 gross and a prorated 13th installment of the monthly salary in the amount of EUR 7,628.20 gross. The one-time payment of salary arrears and the prorated 13th installment of the monthly salary will be due on Termination Date.

5.2    Etwaige Ansprüche aus dem Management Incentive Plan (“MIP”) werden nach Maßgabe der Bestimmungen des MIP gewährt und ausgezahlt.
Von dem Restricted Stock Award (“RSA”) Grant vom 20. September 2012 werden 50% zum Beendigungstermin gewährt. Wenn dem Geschäftsführer dadurch zum Beendigungstermin weniger als 7.500 Anteile zugeteilt werden, wird die Gesellschaft die Gewährung der restlichen Anzahl beschleunigen, so dass dem Geschäftsführer insgesamt 7.500 Anteile zum Beendigungstermin zugeteilt werden.
Etwa im Hinblick auf die Ansprüche aus dem MIP und die RSA anfallende Steuern und Sozialversicherungsabgaben sind vom Geschäftsführer zu tragen.
5.3    Der Geschäftsführer erhält für das Geschäftsjahr 2013:
eine Provision nach Maßgabe des „Sales Executive Commission Plan for 1H 2013“ für Q1 in Höhe von $ 1.914,00 und für Q2 in Höhe von $ 1.795,00; sowie eine Provision nach Maßgabe des „Sales Executive Commission Plan for 2H 2013“ für Q3 in Höhe von $ 14.536,00 und für Q4 nach Maßgabe der tatsächlichen Zielerreichung und der veröffentlichten Geschäftszahlen der Gesellschaft.
5.4    Die Parteien sind sich einig, dass darüber hinaus keine weiteren Vergütungsansprüche und keine Ansprüche auf sonstige Leistungen, wie etwaige Boni, Provisionen, Gratifikationen sowie Jahressonderzahlungen, des Geschäftsführers gegen die Gesellschaft oder Verbundene Unternehmen bestehen.

5.2.    In terms of any awards under the Management Incentive Plan (“MIP”), the Company will pay and award any earnings under the MIP based on the terms and conditions set by the MIP.
In terms of the Restricted Stock Award (“RSA”) Grant dated 20 September 2012, 50% of this RSA Grant will be granted on Termination Date. If less than 7,500 shares are vested on Termination Date, the Company will accelerate the remaining amount in order that in total 7,500 shares will be vested on Termination Date.

Any tax and social security contributions in respect of the earnings under the MIP and the RSA are to be borne by the Managing Director.

5.3.    The Company shall pay to the Managing Director for the financial year 2013:
a commission based on the Sales Executive Commission Plan for 1H 2013 for Q1 in the amount of $ 1,914.00 and for Q2 in the amount of $ 1,795.00; and
a commission based on the Sales Executive Commission Plan for 2H 2013 for Q3 in the amount of $ 14,536.00 and for Q4 according to the actual achievement of targets and the publicly reported business numbers.

5.4.    The Parties agree that there are no further remuneration claims or claims to additional benefits, such as bonuses, commissions, gratification, special annual payments, of the Managing Director against the Company or Affiliated Companies.

5.5    Die Gesellschaft wird von den Ansprüchen des Geschäftsführers nach Ziffern 5.1 und 5.3 an den Geschäftsführer bereits geleistete Überzahlungen und Vorschüsse sowie ohne Rechtsgrund geleistete Zahlungen, insbesondere die im Februar 2013 geleistete Überzahlung von Provisionen in Höhe von $ 42.016,00 brutto, in Abzug bringen. Sollte nach dem Abzug zum Beendigungstermin ein Restbetrag von Überzahlungen, Vorschüssen oder ohne Rechtsgrund geleisteten Zahlungen verbleiben, wird der Geschäftsführer diesen Restbetrag an die Gesellschaft erstatten.

5.5.    The Company will deduct from the Managing Director’s entitlements according to sections 5.1 and 5.3 above any overpayments or monies paid as a result of advancement or mispayment, particularly the overpayment of commissions paid in February 2013 in the amount of $ 42,016.00 gross. Any remaining amount of overpayments or monies paid as a result of advancement or mispayment will be paid back by the Managing Director to the Company on Termination Date.

6. AUSLAGEN	6. EXPENSES
Etwa noch anfallende Reisekosten und Auslagen gemäß Ziffer 4.2 des Dienstvertrags werden nach Vorlage von entsprechenden Belegen mit dem bereits an den Geschäftsführer gezahlten Vorschuss für Reisekosten und Auslagen verrechnet. Sollte nach Abrechnung der Spesen und Auslagen zum Beendigungstermin ein Restbetrag aus dem Vorschuss verbleiben, wird der Geschäftsführer den Restbetrag an die Gesellschaft erstatten.

Any travel or other expenses according to section 4.2 of the MD Contract shall be - after the submission of respective receipts - deducted from the Travel Advance received by the Managing Director. Any remaining amount of the Travel Advance will be paid back by the Managing Director to the Company on Termination Date.

7. DIENSTWAGEN / NEBENLEISTUNGEN	7. COMPANY CAR / BENEFITS
Der Geschäftsführer ist berechtigt, den ihm zur Verfügung gestellten Dienstwagen bis zum Beendigungstermin im bisherigen Umfang und zu den bisherigen Bedingungen zu nutzen. Der Geschäftsführer wird den Dienstwagen spätestens zum Beendigungstermin in einem ordnungsgemäßen Zustand am Sitz der Gesellschaft zurückgeben.
Die Nebenleistungen nach Ziffer 7 des Dienstvertrags werden dem Geschäftsführer bis zum Beendigungstermin gewährt.
Für den Zeitraum nach dem Beendigungstermin wird die Gesellschaft die Beiträge zur Manager-Rechtschutzversicherung (Kunden- und Versicherungsscheinnummer 42770823 - 04011) des Geschäftsführers bis zur Entscheidung über die Erteilung einer Entlastung für das Geschäftsjahr 2012/2013 erstatten, längstens jedoch für die Kalenderjahre 2014 und 2015 sowie maximal bis zu einem Betrag in Höhe von EUR 1.310,00 (einschließlich USt.) pro Kalenderjahr.

The Managing Director shall be entitled to continue to use the company car until Termination Date under the existing terms and conditions. The Managing Director shall return the company car to the Company at the latest on Termination Date at the Company’s registered office in proper condition.

The benefits according to section 7 of the MD Contract will be granted to the Managing Director until Termination Date.
For the term after the Termination Date, the Company shall reimburse the Managing Director the contributions for the legal fee insurance (customer and insurance number 42770823 - 04011) until the shareholders’ meeting of the Company decided about the approval of actions in the financial year 2012/2013, at the longest, however, for the calendar years 2014 and 2015 and up to a maximum amount of EUR 1,310.00 (incl. VAT) per calendar year.

8. VERSCHWIEGENHEIT	8. CONFIDENTIALITY
Der Geschäftsführer ist verpflichtet, auch nach Beendigung des Dienstvertrags, alle vertraulichen Informationen über das Geschäft oder besondere Angelegenheiten der Gesellschaft streng geheim zu halten und diese Informationen nicht für seinen eigenen oder den Nutzen anderer zu verwenden. Diese Geheimhaltungspflicht betrifft insbesondere die strategischen Pläne der Gesellschaft und Verbundener Unternehmen sowie durchgeführte und geplante Transaktionen der Gesellschaft und Verbundener Unternehmen, alle Informationen über Produkte und Produktenwicklungen und -planungen, Preisgestaltung, Kunden- und Lieferantenbeziehungen, sonstige Vertragsbeziehungen, Abschlüsse, Marketingstrategien, Pläne oder Analysen über Marktpotentiale und Investitionsmöglichkeiten, Informationen über Umsatz, Gewinn, Leistungsfähigkeit, Finanzierung, Geldbeschaffungspläne oder -aktivitäten, Personal und Personalplanung der Gesellschaft und Verbundener Unternehmen.

The Managing Director shall, also after the termination of the MD Contract, be obligated to maintain the utmost secrecy with regard to all confidential information on the business and special matters of the Company and not to exploit this information for his own or third party use. This confidentiality obligation in particular refers to the strategic plans of the Company and Affiliated Companies as well as executed and scheduled transactions of the Company and Affiliated Companies, all information on products and product development and planning, price structuring, customer and supplier contacts, other contractual relationships, agreements, marketing strategies, plans or analyses on market potential and investment possibilities, information on sales, profits, productivity, financing, fundraising plans or activities, personnel and personnel planning of the Company and Affiliated Companies.

9. HERAUSGABE VON GEGENSTÄNDEN	9. RETURN OF DOCUMENTS/ITEMS
Am 31. Juli 2013 wird der Geschäftsführer alle geschäftlichen Unterlagen nebst Kopien, Dateien (einschließlich Hard- und Softcopies) sowie alle Gegenstände (insbesondere Laptop und Mobiltelefon einschließlich Mobiltelefonnummer), die ihm aus Anlass des Dienstvertrags überlassen wurden, an die Gesellschaft zurückgeben.

On 31 July 2013, the Managing Director shall return to the Company all business-related documents and copies thereof, data files (including hard copies and soft copies thereof) and all items (particularly lap top and mobile phone, including mobile phone number) made available to him in the context of the MD Contract.

10.    ENTLASTUNG / ERLEDIGUNG
10.1    Die Gesellschafterversammlung hat dem Geschäftsführer im Mai 2013 für das Geschäftsjahr 2010/2011 Entlastung erteilt. Die Gesellschafterversammlung wird im gewöhnlichen Geschäftsgang darüber beschließen, ob dem Geschäftsführer Entlastung für die Geschäftsjahre 2011/2012 und 2012/2013 erteilt wird. Derzeit sind der Gesellschafterversammlung keine Umstände bekannt, die einer Verweigerung der Entlastung für diese Geschäftsjahre entgegenstehen.
10.2    Mit Unterzeichnung dieses Vertrages hat der Geschäftsführer nur mehr die in diesem Vertrag ausdrücklich niedergelegten Ansprüche gegen die Gesellschaft. Mit deren Erfüllung sind sämtliche Ansprüche des Geschäftsführers gegen die Gesellschaft oder Verbundene Unternehmen aus dem Dienstvertrag und dessen Beendigung sowie aus dem Arbeitsvertrag und jedem sonstigen Anstellungsverhältnis oder Rechtsgrund abgegolten und erledigt.

11.    SCHLUSSBESTIMMUNGEN

10.    APPROVAL / SETTLEMENT
10.1.    In May 2013, the shareholders’ meeting of the Company approved the actions of the Managing Director in the financial year 2010/2011. The shareholders’ meeting of the Company will decide in the regular course of business whether or not the actions of the Managing Director in the financial years 2011/2012 and 2012/2013 will be approved. As of today, the shareholders’ meeting is not aware of any facts which would justify a refusal of the approval of actions for these financial years.
10.2.    Upon execution of this Agreement, the Managing Director may only assert those claims against the Company granted to him under this Agreement. With the fulfilment of this Agreement, all claims of the Managing Director against the Company or Affiliated Companies arising from the MD Contract and its termination as well as from the Employment Contract and any other employment relationship or legal ground are fully and finally settled.

11.    FINAL PROVISIONS

11.1 Änderungen und/oder Ergänzungen dieses Vertrags bedürfen der Schriftform. Dies gilt auch für eine Änderung der Schriftformvereinbarung.	11.1. Any changes and/or additions to this Agreement must be in written form. The same shall apply to any changes to this requirement of written form.
11.2    Dieser Vertrag unterliegt deutschem Recht.
11.3    Dieser Vertrag ist in deutscher und englischer Sprache ausgefertigt. Im Falle eines Widerspruchs zwischen der deutschen und der englischen Fassung, hat die deutsche Fassung Vorrang.

11.2.    This Agreement is subject to German law.
11.3.    This Agreement is issued in German and English language. In case of any contradictions between the German and the English version, the German version shall prevail.

11.4    Falls eine Bestimmung dieses Vertrages ungültig ist oder wird, bleibt die Gültigkeit der übrigen Bestimmungen davon unberührt. In diesem Fall ist die ungültige Bestimmung durch eine gültige Regelung zu ersetzen, die dem wirtschaftlichen Zweck der ungültigen Bestimmung am nächsten kommt.

11.4.    Should one of the provisions of this Agreement be or become invalid, this shall not affect the validity of the remaining provisions. In such event, the invalid provision shall be replaced by a valid provision that comes as close as possible to the economic purpose of the invalid provision.

Dortmund, 20-06-2013
Ort, Datum/Place, Date Adept Technology GmbH, vertreten durch die Alleingesellschafterin Adept Technology, Inc, diese vertreten durch den President & Chief Executive Officer Rob Cain	Adept Technology GmbH, represented by its sole shareholder Adept Technology, Inc, the latter represented by its President & Chief Executive Officer Rob Cain

/s/ Rob Cain
Rob Cain President & Chief Executive Officer
/s/ Joachim Melis
Joachim Melis